Exhibit 99.1

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For media information: Janet Brewer NCR Corporation (937) 445-6779 janet.brewer@ncr.com	For investor information: Gavin Bell NCR Corporation (937) 445-3276 gavin.bell@ncr.com

For Release on July 31, 2008

NCR CEO Establishes Rule 10b5-1 Stock Trading Plan

DAYTON, Ohio – NCR Corporation (NYSE: NCR) announced today that William R. Nuti, the company’s chairman, chief executive officer and president, has adopted a pre-arranged stock trading plan to sell a portion of his company stock over time as part of his individual long-term strategy for asset diversification and liquidity. Following completion of trades under the plan, Mr. Nuti will continue to hold a substantial equity interest in NCR. The stock trading plan was adopted in accordance with Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended, as well as the company’s policies with respect to sales of shares held by insiders.

Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Using these plans, insiders can gradually diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce any market impact and, provided they have no material, non-public information when they file their plans, can avoid concerns about whether they have material, non-public information when their stock is later sold.

The transactions under this plan will commence no earlier than October 1, 2008 and will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. The Form 4 filings will also be posted on the NCR Investor Relations Web site.

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About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company leading how the world connects, interacts and transacts with business. NCR’s assisted- and self-service solutions and comprehensive support services address the needs of retail, financial, travel, healthcare, hospitality, gaming and public sector organizations in more than 100 countries. NCR (www.ncr.com) is headquartered in Dayton, Ohio.

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NCR is a trademark of NCR Corporation in the United States and other countries.

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